Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:

At Hall, Kinion & Associates, Inc.

Investor Contact:

Martin Kropelnicki

Vice President & CFO (415) 895-2200

HALL KINION ANNOUNCES 2002 FOURTH QUARTER AND YEAR-END

FINANCIAL RESULTS

Novato, CA—February 4, 2003—Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source™, announced today financial results for the fourth quarter and year ended December 29, 2002.

For the fourth quarter of 2002, net revenues were $39.2 million, compared with net revenues of $28.5 million in the fourth quarter of 2001. Gross profit for the fourth quarter of 2002 was $12.0 million or 30.6% of net revenues, versus $10.2 million or 35.8% of net revenues, for the fourth quarter of 2001. The fourth quarter of 2002 net loss was $1.8 million, or a loss of $0.14 per share versus a net loss of $14.5 million, or a loss of $1.12 per share, for the fourth quarter of 2001. Included in the fourth quarter 2002 results were costs of $0.9 million associated with the relocation of Corporate Headquarters, net of sublease income from other vacated facilities.

For the year ended December 29, 2002, net revenues were $120.4 million, compared with net revenues of $173.8 million for the year ended December 30, 2001. Gross profit for fiscal year 2002 was $39.7 million or 32.9% of net revenues, versus $73.0 million or 41.9% of net revenues, for fiscal year 2001. Net loss for fiscal year 2002 was $4.8 million, or a loss of $0.37 per share compared with a net loss of $45.6 million, or a loss of $3.48 per share, for fiscal year 2001.

“During the fourth quarter there was a softening in the technology industry and a drop in the average number of hours worked by our contractors,” stated Brenda Rhodes, Chairman and CEO. “In addition, several of our Technology Division’s clients either closed or worked reduced hours during the holidays,” Rhodes added.

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Hall, Kinion & Associates, Inc.

February 4, 2003/Page 2

“Our results for year 2002 include five months of our OnStaff operations. Thus far, OnStaff has exceeded our expectations and was a key milestone in our diversification and specialization strategy. We will continue to expand our niche approach to serve clients’ needs and capitalize on Hall Kinion’s core strength of providing specialty professionals in high demand markets. In addition to our successful relocation of our corporate offices during the quarter, we initiated the integration of OnStaff’s back office. Both of these projects should bring additional cost savings to our operations. Going forward, management will continue to look for ways to streamline operations and maximize productivity,” stated Ms. Rhodes.

Hall, Kinion & Associates will hold a conference call concerning this announcement on Tuesday, February 4, 2003. The conference call will begin at 8:00 a.m. PST/ 11:00 a.m. EST and will last for approximately one hour. Please dial (703) 871-3073 or (877) 282-0743 at least five minutes prior to the start time to participate on the call. Investors have the opportunity to listen to the conference call live on the Internet at the Company’s web site at http://www.hallkinion.com. Investors should go to the web site a few minutes early, as it may be necessary to download audio software to hear the conference call. A replay of the conference call will be available through the company’s Web site for 90 days or via phone at (703) 925-2533 or (888) 266-2081, passcode #6387705 through February 18, 2003.

About Hall Kinion & Associates

Hall Kinion & Associates, Inc., The Talent Source™ for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors around the globe. The company finds, evaluates and places professional talent in more than 15 critical industries including: Technology, Government and Energy. Founded in 1991, Hall Kinion’s client list includes many of the world’s most prominent technology innovators such as Compaq, AT&T Wireless and IBM. The company currently operates in the United States and abroad. Hall Kinion’s Web site address is http://www.hallkinion.com.

About OnStaff

OnStaff®, a premier national specialty staffing company, places temporary and full-time employees in Real Estate, Finance and Healthcare industries. The company operates three specialized staffing divisions: TitleTemps, Finance & Accounting, and Healthcare. OnStaff also has two online recruiting and placement websites: TheBoardNetwork.com and MediCenter.com. OnStaff’s Web site address is http://www.OnStaff.com.

FINANCIAL TABLES FOLLOW

Hall Kinion Associates Announces Results for 2002

February 4, 2003 / Page 4

Hall, Kinion & Associates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	Dec. 29,	Dec. 30,
	2002	2001
Current Assets:
Cash and cash equivalents	$8,571	$15,488
Investments	—	8,200
Accounts receivable, net	17,804	12,705
Prepaid expenses and other current assets	2,704	5,706
Income taxes receivable	—	7,664
Deferred income taxes	3,935	5,166

Total current assets	33,014	54,929

Property and equipment, net	7,511	8,798
Goodwill, net	26,927	15,478
Intangible and other assets, net	11,636	—
Deferred income taxes	10,835	10,254

Total assets	$89,923	$89,459

Liabilities and stockholders’ equity

Current Liabilities:
Accounts payable and accrued expenses	$15,688	$18,208
Long-term debt and other non-current obligations	15,051	6,470

Total liabilities	30,739	24,678

Stockholders’ Equity:
Common stock	85,036	85,804
Stockholders’ note receivable	(800)	(1,200)
Other comprehensive loss	(501)	(105)
Accumulated deficit	(24,551)	(19,718)

Total stockholders’ equity	59,184	64,781

Total liabilities and stockholders’ equity	$89,923	$89,459

Hall, Kinion Associates Announces Results for 2002

February 4, 2003 / Page 3

Hall, Kinion & Associates, Inc.

Condensed Consolidated Income Statements

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 29, 2002	Dec. 30, 2001	Dec. 29, 2002	Dec. 30, 2001
Net revenues:
Contract services	$38,377	$26,489	$115,644	$149,515
Permanent placement	779	2,056	4,784	24,321

Total net revenues	39,156	28,545	120,428	173,836

Cost of contract services	27,190	18,323	80,744	100,834

Gross profit	11,966	10,222	39,684	73,002

Operating expenses:
Operating expenses	13,906	20,652	47,407	96,820
Impairment of long lived assets	—	—	—	26,736
Restructuring costs	870	11,623	(6)	17,048

Total operating expenses	14,776	32,275	47,401	140,604

Loss from operations	(2,810)	(22,053)	(7,717)	(67,602)

Other income/(expense), net	(53)	181	225	1,182

Income taxes (benefit)	(1,026)	(7,332)	(2,660)	(20,808)

Net (loss)	$(1,837)	$(14,540)	$(4,832)	$(45,612)

Net (loss) per share:
Basic	$(0.14)	$(1.12)	$(0.37)	$(3.48)
Diluted	$(0.14)	$(1.12)	$(0.37)	$(3.48)

Shares used in per share calculations:
Shares Outstanding—Basic	12,681	12,946	13,123	13,121
Shares Outstanding—Diluted	12,681	12,946	13,123	13,121